Form of Non-Qualified Stock Option Agreement (Standard International)

OM GROUP, INC.
2007 INCENTIVE COMPENSATION PLAN
NON-QUALIFIED STOCK OPTION AGREEMENT
THIS STOCK OPTION AGREEMENT (“Agreement”), dated as of <<GRANT DATE>> (being the date this option is granted), is by and between OM GROUP, INC. (“Company”), and <<NAME LAST NAME>> (“Participant”).
WHEREAS, the Company maintains the Amended and Restated 2007 Incentive Compensation Plan (the “Plan”) for the purpose of (i) motivating key personnel by means of incentive compensation, (ii) furthering the identity of interests of participants with those of the stockholders of the Company through ownership and performance of the Common Stock, and (iii) permitting the Company to attract and retain key personnel and directors whose judgment is important to the successful conduct of the business of the Company; and
WHEREAS, pursuant to the terms of the Plan, the Compensation Committee may grant stock option Awards to Key Employees of the Company and its Subsidiaries and Non-Employee Directors of the Company; and
WHEREAS, pursuant to the terms of the Plan, the terms, conditions and restrictions of each stock option Award are to be set forth in an Award Agreement; and
WHEREAS, the Compensation Committee has determined that it is appropriate to grant Participant an Award under the Plan on the terms, conditions and restrictions provided in this Agreement.
NOW, THEREFORE, the Company and the Participant agree as follows:
Section 1.Grant of Option.
The Company hereby grants to the Participant an option to purchase the number of shares of Common Stock at the option exercise price and subject to the terms and conditions set forth in this Agreement. The option is intended to be a nonqualified stock option and shall not be treated as an “incentive stock option” within the meaning of that term under Section 422 of the Code, or any successor provision thereto.
Section 2.Number of Shares Subject to the Option.
The aggregate number of shares of Common Stock purchasable is <<AWARD AMOUNT>>.
Section 3.Option Exercise Price.
The option exercise price is $XX.XX per share.
Section 4.Vesting and Exercise.
Except as otherwise provided in Sections 5, 6, 7, 8, 9, 10 and 12, the option rights granted under this option shall vest and become exercisable in three equal installments on the first, second and third annual anniversaries of the date of this option grant as set forth above.
Section 5.Potential Accelerated Vesting upon Change in Control.
Upon a Change in Control occurring during the option period specified in Section 11, the provisions of Section 25.1 of the Plan will apply and, to the extent this option has not been forfeited, this option will immediately become fully vested and exercisable in full (except to the extent that a Replacement Award is provided to the Participant for this option).
Section 6.Accelerated Vesting upon Retirement.
In the event the Participant ceases to be employed by the Company or any of its subsidiaries by reason of such individual's retirement in accordance with any retirement plan or policy of the Company or any of its subsidiaries, this option shall vest and become fully exercisable to the extent not otherwise exercisable at the time of such retirement, and the Participant may exercise this option at any time within the five-year period following such retirement (but only within the option period specified in Section 11).
Section 7.Accelerated Vesting upon Death.
If the Participant shall die while employed by the Company or any of its subsidiaries, this option shall vest and become fully exercisable to the extent not otherwise exercisable at the time of death, and the person entitled by will or the applicable laws of descent and distribution may exercise this option at any time within the three-year period following the Participant's death (but only within the option period specified in Section 11).

Section 8.	Accelerated Vesting upon Cessation of Employment due to Disability.
If the Participant ceases to be employed by the Company or any of its subsidiaries due to the disability of the Participant, this option shall vest and become fully exercisable to the extent not otherwise exercisable at the time of such cessation of employment, and the Participant may exercise this option at any time within the three-year period following the date of the Participant's cessation of employment (but only within the option period set forth in Section 11).

Section 9.	Exercisability upon Death after Cessation of Employment due to Retirement or Disability.
If the Participant shall die following the cessation of employment with the Company or any of its subsidiaries but within the period provided for in Section 6 or 8, as applicable, this option shall remain fully exercisable for the period set forth in the applicable Section 6 or 8, and the person entitled by will or applicable laws of descent and distribution may exercise this option at any time within such applicable period following the Participant's death (but only within the option period set forth in Section 11).
Section 10.Exercisability upon Other Cessation of Employment.
If the Participant ceases to be employed by the Company or any of its subsidiaries for any reason other than retirement, death or disability, the Participant may exercise this option at any time within the three-month period following such cessation of employment or non-employee directorship (but only within the option period specified in Section 11), to the same extent the Participant was entitled to exercise this option immediately prior to such cessation of employment or non-employee directorship.
Section 11.Option Period.
Notwithstanding any other provisions of this Agreement, this option shall not be exercisable after <<EXPIRATION DATE>>.

Section 12.	Forfeiture upon Termination due to Violation of the Code of Conduct and Ethics.
Notwithstanding any other provisions of this Agreement, if the Participant's employment with the Company or any of its subsidiaries is terminated on account of a violation of the Company's Code of Conduct and Ethics, this option shall be forfeited upon such termination to the full extent not exercised at the time of such termination.

Section 13.Transferability.
Subject to Section 16 of the Plan, this option is not transferable by the Participant other than by will or by the laws of descent and distribution, or other than in accordance with a domestic relations order or comparable order that is issued and is applicable to the Participant, and is exercisable, during the lifetime of the Participant, only by the Participant or the Participant's guardian or legal representative. Upon any attempt to transfer, assign, pledge, hypothecate, or otherwise dispose of this option or the related option rights contrary to the provisions of this Agreement, or upon the levy of any attachment or similar process upon such option or rights, such option and rights shall immediately become null and void.
Section 14.Prevented Exercise.
If the Participant's exercise of this option is prevented by the terms of subsections (a), (b) or (c) of Section 18 and the Participant's option terminates pursuant to Section 6 or 8, then the Participant may, notwithstanding the provisions of Section 6 or 8 but only within the period set forth in Section 11, exercise such option to the extent it would have been exercisable immediately prior to its termination but for the operation of Section 18 at any time within 30 days after such Participant is notified by the Company that such exercise is no longer prevented by Section 18.
Section 15.Adjustments upon Changes in Capitalization.
Subject to the terms of the Plan, the Committee shall make or provide for such adjustments in the numbers of shares of Common Stock or kind of shares of shares of stock or other securities underlying the stock options covered by this Agreement and in the option exercise price provided in this Agreement as the Committee in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of the Participant that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization, Extraordinary Distribution, Pro Rata Repurchase or other change in the capital structure of the Company, or (b) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets, or issuance of warrants or other rights to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. In the event of any such transaction or event or in the event of a Change in Control, the Committee may provide in substitution for the stock options such alternative consideration (including cash) as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the surrender of the stock options so replaced. In addition, if the stock options covered by this Agreement have an exercise price greater than the consideration offered in connection with any such transaction or event or Change in Control, the Committee may in its sole discretion elect to cancel such stock options without any payment to the person holding such stock options. Any action taken by the Committee pursuant to this Section 15 will only be taken to the extent it does not result in the stock options failing to comply with or ceasing to be exempt from Section 409A of the Code.
Notwithstanding anything to the contrary contained in this Agreement, the Participant shall not be entitled to purchase a fraction of a share under this option.

Section 16.	Certain Rights in the Event of Certain Corporate Transactions or Events or a Change in Control.
In the event of any transaction or event described in Section 15 or in the event of a Change in Control, the Committee may provide in substitution for the stock options covered by this Agreement such alternative consideration (including cash) as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the surrender of the stock options so replaced. In addition, if the stock options covered by this Agreement have an exercise price greater than the consideration offered in connection with any such transaction or event or Change in Control, the Committee may in its sole discretion elect to cancel such stock options without any payment to the person holding such stock options. Any action taken by the Committee pursuant to this Section 16 will only be taken to the extent it does not result in the stock options failing to comply with or ceasing to be exempt from Section 409A of the Code.
Section 17.Manner of Exercise.
Subject to the terms and conditions of this Agreement, this option shall be exercised in whole or in part by delivering to the Company at its principal place of business a written notice, signed by the person entitled to exercise the option, of the election to exercise the option and stating the number of shares to be purchased. Such notice shall, as an essential part, be accompanied by the payment of the full option exercise price of the shares then to be purchased, except as provided below. To the extent permitted by applicable law, payment of the full option exercise price may be made, at the election of the Participant, in (a) cash, (b) Common Stock, or (c) any combination of cash or Common Stock. A Participant using Common Stock to pay the purchase price of shares being purchased may do so either by actual delivery of share certificate(s) for such Common Stock or by attesting as to the ownership of such Common Stock. Shares of Common Stock used in payment of the purchase price shall be valued at their closing price on the New York Stock Exchange on the trading day immediately preceding the date of exercise. To the extent permitted by applicable law, the Participant may elect to pay the purchase price upon the exercise of this option by authorizing a third party to sell all the shares (or a sufficient portion of the shares) acquired upon the exercise of the option and to remit to the Company a sufficient portion of the sale proceeds to pay the entire purchase price and any tax withholding resulting from such exercise. Upon the proper exercise of this option, the Company shall issue in the name of the person exercising the option, and deliver to such person, a certificate or certificates for the shares purchased, provided that if any applicable law or regulation requires the Company to take any action with respect to the shares specified in such notice before the issuance of such shares, the date of delivery of the shares shall be extended for the period necessary to take such action. The Participant agrees that as holder of this option, the Participant shall have no rights as a stockholder or otherwise in respect of any of the option shares until the option is effectively exercised as provided in this Agreement. The Participant agrees to pay in cash, within the time period specified by the Company, the amount (if any) required to be withheld for federal, state and local tax purposes on account of the exercise of the option or to make such arrangements to satisfy such withholding requirements as the Company deems appropriate (which arrangements may include the Participant instructing the Company to withhold from any issuance of Common Stock upon exercise of such option, or the Participant delivering to the Company, shares of Common Stock having a Fair Market Value equal to the amount of such required withholding taxes).

Section 18.Compliance with Laws.
This option shall not be exercisable if such exercise would violate:

(a)	Any applicable state securities law;

(b)
Any applicable registration or other requirements under the Securities Act of 1933, as amended (the “Act”), the Securities Exchange Act of 1934, as amended, or applicable listing requirements of any stock exchange; or

(c)	Any applicable legal requirement of any other governmental authority.
The Company agrees to make reasonable efforts to comply with the foregoing laws and requirements so as to permit the exercise of this option. Furthermore, if a registration statement with respect to the shares to be issued upon the exercise of this option is not in effect or if counsel for the Company deems it necessary or desirable in order to avoid possible violation of the Act, the Company may require, as a condition to its issuance and delivery of certificates for the shares, the delivery to the Company of a commitment in writing by the person exercising the option that at the time of such exercise it is such person's intention to acquire such shares for such person's own account for investment only and not with a view to, or for resale in connection with, the distribution thereof; that such person understands the shares may be “restricted securities”

as defined in Rule 144 of the Securities and Exchange Commission; and that any resale, transfer or other disposition of said shares will be accomplished only in compliance with Rule 144, the Act, and any other applicable rules and regulations under the Act. The Company may place on the certificates evidencing such shares an appropriate legend reflecting such commitment and the Company may refuse to permit transfer of such certificates until it has been furnished evidence satisfactory to it that no violation of the Act or the rules and regulations under the Act would be involved in such transfer.
Section 19.Relationship to the Plan.
This Agreement is subject to the terms of the Plan. If there is any inconsistency between this Agreement and the Plan, the Plan shall govern. All terms used in this Agreement with initial capital letters that are defined in the Plan and not otherwise defined herein shall have the meanings assigned to them in the Plan. Nothing in this Agreement shall interfere with or affect the rights of the Company or the Participant under any employment agreement or confer upon the Participant any right to continued employment or directorship with the Company.

Section 20.	Electronic Delivery.
The Company may, in its sole discretion, deliver any documents related to the option and the Participant's participation in the Plan, or future awards that may be granted under the Plan, by electronic means or to request the Participant's consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

Section 21.	Nature of Grant.
The Participant acknowledges and agrees that: (a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time; (b) the grant of the option is voluntary and occasional and does not create any contractual or other right to receive future grants of options or benefits in lieu of options, even if options have been granted repeatedly in the past; (c) all decisions with respect to future option grants, if any, will be at the sole discretion of the Company; (d) participation in the Plan is voluntary; (e) the option is not a part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (f) the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty; and (g) in consideration of the grant of the option, no claim or entitlement to compensation or damages shall arise from termination of the option or diminution in value of the option including (without limitation) any claim or entitlement resulting from termination of the Participant's employment with the Company or a Subsidiary or affiliate (for any reason whatsoever and whether or not in breach of local labor laws) and the Participant hereby releases the Company and its Subsidiaries and affiliates from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, the Participant shall be deemed irrevocably to have waived the Participant's entitlement to pursue such claim.

Section 22.	Data Privacy.
The Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant's personal data by and among, as applicable, the Company and its Subsidiaries and affiliates, namely OM Group, Inc. (located in the United States of America), and the entities listed on Annex A (located in the countries designated on Annex A) for the exclusive purpose of implementing, administering and managing the Participant's participation in the Plan. The Participant hereby understands that the Company and its Subsidiaries and affiliates hold (but only process or transfer to the extent required or permitted by local law) the following personal information about the Participant: the Participant's name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, details of all options or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant's favor, for the purpose of implementing, administering and managing the Plan (“Data”). The Participant hereby understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, including the entities listed on Annex B (located in the countries designated on Annex B) that these recipients may be located in the Participant's country or elsewhere (including countries outside of the European Economic Area such as the United States of America), and that the recipient's country may have different data privacy laws and protections than the Participant's country. The Participant hereby understands that the Participant may request a list with the names and addresses of any potential recipients of the Data by contacting the Participant's local human resources representative. The Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant's participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Participant may elect to deposit any shares acquired upon exercise of the option. The Participant hereby understands that Data will be held only as long as is necessary to implement, administer and manage the Participant's participation in the Plan and in accordance with local law. The Participant hereby understands that the Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Participant's local human resources representative. The Participant hereby understands, however, that refusing or withdrawing the Participant's consent may affect the Participant's ability to participate in the Plan. For more information on the consequences of the Participant's refusal to consent or withdrawal of consent, the Participant hereby understands that the Participant may contact the Participant's local human resources representative.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement in duplicate as of the day and year first above written.

PARTICIPANT    OM GROUP, INC.

By:		By:
	<<NAME LAST NAME>>		Michael V. Johnson
		Title:	Vice President, Human Resources

Annex A

Annex B